Exhibit 99.1

Anhui Taiyang Poultry Provides Shareholder Update and Changes Stock Symbol to “DUKS”

•         Effectuates Name Change to “Anhui Taiyang Poultry Co., Inc.” and Begins Trading Under the Stock Symbol “DUKS”

•         Company Provides Update on Price of Ducklings, Construction of New Facility and Positive Agricultural Governmental Policy

Anhui Province, China – January 20, 2011 – Anhui Taiyang Poultry Co., Inc. (OTCBB: DUKS) (“Anhui Poultry” or the “Company”), a vertically integrated duck breeder, processor and distributor, is providing a shareholder update and announcing the effectiveness of a company name change to “Anhui Taiyang Poultry Co., Inc.” and, starting today, the commencement of trading under the stock symbol “DUKS”. The Company was previously known as The Parkview Group, Inc. and traded under the stock symbol “PKVG”.

During the third and fourth quarter of 2010, there were significant positive events that have taken place within the Company, within the agricultural industry in China and more specifically relating to duck and duck related products. During the second half of 2010, the price of ducklings hit a historically high price of 9 RMB per duckling, equivalent to approximately $1.36 per duckling. More recently, the unit price for a duckling has ranged between 4 and 6 RMB, compared to a range of 2 to 3 RMB in the same period of the prior year.

In September 2010, Anhui Poultry began construction on a new duck breeding facility, “Location 8”. Location 8 covers an area of approximately 200,000 square meters or approximately 49 acres. When construction is completed, capacity will include 100,000 parent ducks producing 15 million hatching eggs and 11 million commercial ducklings. Construction is estimated to be completed during the second quarter of 2011. Anhui Poultry’s breeding unit specializes in the breeding, hatching and cultivation of ducklings for resale and processing by its food processing unit, comprised of a system of grandparent, parent and production stock. Processing and hatching capabilities are substantially higher than current production levels. As demand increases, increased production can be made with minimal capital expenditure.

Anhui Poultry’s competitive advantage is its extensive freezing capability. After products are delivered from the processing line to storage, the meat is placed into a flash freezer, one of two Company freezers. Current capacity of Anhui Poultry’s primary storage freezer is 8,000 tons or 3.3 million ducks and the second flash freezer is 400 tons, or approximately 16,000 ducks. The duck meat can remain in a frozen state for up to 12 months without affecting the quality of the product, giving the Company a competitive advantage in maintaining constant growth through inventory of fresh product throughout the year.

On December 21st and 22nd, 2010 the Central Rural Work Conference was held in Beijing, China. During the conference, the 2011 “Agriculture, Countryside and Peasants” policy was a primary point of discussion calling for the significant increase in agricultural investment and the maintaining of the price of agricultural products at a stable level. Under this policy, in 2011, the stabilization of raw material prices will safeguard the increase in Company costs, which should increase margins. As a leading enterprise within the agricultural industry of China, Anhui Poultry will enjoy the advantageous policies the Chinese government is undertaking for years to come.

“Several events during the second half of 2010 have positioned our Company to achieve strong growth in 2011 and successfully implement our business model and strategy,” Wu Qiyou, Chief Executive Officer and Chairman of the Board of Directors commented. “Our current operations consist of three business units, a breeding unit, food processing unit and feed processing unit. All three of our business units are fully integrated thus by increasing the capacity of our breeding unit through Location 8, we will have the inventory necessary to achieve significant growth in our other two units. Additionally, the policies set forth by the Chinese government in conjunction with the increase in duck prices will positively affect our financial results and enhance margins. Throughout 2011, we will continue evaluating all our strategic options in order to maximize shareholder value.”

About Anhui Taiyang Poultry Company:

Taiyang, founded in 1996, raises, processes and markets ducks and ducks related food products through three business lines. Taiyang specializes in the breeding, hatching and cultivation of ducklings for resale and processing by the Company’s food processing unit, production of duck feed for internal use and external sales, and processing of commercial ducks into frozen raw food product for commercial resale. Current production unit capacity includes 100,000 tons of feed, 600,000 parent duck seedlings, 30 million commercial duck seedlings, and processing capacity of 15 million ducks. Strategically located in Ninnguo City, Anhui Province, China, Taiyang operates in accordance with European, Japanese and Korean standards and is certified as a pollution free agricultural product by the national government.

Safe Harbor

Certain statements in this news release are forward-looking, including (without limitation) growing revenues and earnings, expected results from current projects and attracting new business. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of Taiyang’s selling and marketing functions, continued customer satisfaction, contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends is discussed in the Company's Current Report on Form 8-K filed with the SEC on November 15, 2010. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

Investor Contact:

HSC Global, an affiliate of HC International

Alan Sheinwald, President

(914) 669-0222

Alan.Sheinwald@HSCGlobal.net